Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2024, relating to the financial statements of Graco Inc. and the effectiveness of Graco Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Graco Inc. for the year ended December 29, 2023.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota

July 24, 2024